Exhibit 4.5
DESCRIPTION OF CAPITAL STOCK
General
The following description summarizes certain important terms of our capital stock, our second amended and restated articles of incorporation and our amended and restated bylaws. Because it is only a summary, it does not contain all the information that may be important to you. For a complete description of the matters set forth in this section titled “Description of Capital Stock,” you should refer to our articles of incorporation, as amended and restated (the “articles of incorporation”), bylaws, as amended and restated (the “bylaws”), and the Investors’ Rights Agreement, as amended, entered into amongst us and the investors listed therein on August 29, 2025 (the “Investors’ Rights Agreement”), and to the applicable provisions of Nevada law, all of which are incorporated into this summary by reference. In this section, the terms “blockchain common stock” and “blockchain stock” are used interchangeably.
Our authorized capital stock consists of 1,800,000,000 shares of capital stock, $0.0001 par value per share, of which:
•1,000,000,000 shares are Class A common stock;
•200,000,000 shares are Class B common stock;
•100,000,000 shares are undesignated or “blank check” preferred stock; and
•500,000,000 shares are undesignated or “blank check” blockchain common stock.
Description of Common Stock
Common Stock
Our authorized shares of common stock are designated as Class A common stock and Class B common stock (together, the “common stock”). The rights of the holders of our Class A common stock and Class B common stock are identical, except with respect to voting and conversion.
Rights to Dividends and Other Distributions
Subject to preferences that may apply to any shares of preferred stock or blockchain common stock outstanding at the time, the holders of our common stock are entitled to receive dividends and other distributions out of funds legally available if our Board of Directors, in its discretion, determines to issue dividends and other distributions and then only at the times and in the amounts that our Board of Directors may determine.
No Preemptive or Similar Rights
Our common stock is not entitled to preemptive rights and is not subject to redemption or sinking fund provisions. Our Class A common stock is not subject to conversion provisions.
Voting Rights
Holders of our Class A common stock are entitled to one vote per share held as of the applicable record date on all matters submitted to a vote of the holders of our Class A common stock, and holders of our Class B common stock are entitled to ten votes per share held as of the applicable record date on all matters submitted to a vote of the holders of our Class B common stock. The holders of our Class A common stock and Class B common stock generally vote together as a single class on all matters submitted to a vote of our stockholders, unless otherwise required by Nevada law or our articles of incorporation. Nevada law could require either holders of our Class A common stock or Class B common stock to vote separately as a single class if we were to seek to amend our articles of incorporation in a manner that alters or changes the powers, preferences, or special rights of such class of common stock in a manner that affected such shares adversely but does not so affect the shares of the other class of common stock.

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Exhibit 4.5
Our stockholders do not have the ability to cumulate votes for the election of directors. As a result, the holders of a plurality of the voting power of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors have the ability to elect all of the directors standing for election. Except as otherwise provided by law, our governing documents or the rules of the stock exchange on which our securities are listed, at any meeting of the stockholders at which a quorum is present or represented, a proposed action by the stockholders on a matter other than the election of directors will be approved if the number of votes cast in favor of the action exceeds the number of votes cast in opposition to the action. The holders of a majority of the voting power of the capital stock issued and outstanding and entitled to vote as of the applicable record date, present in person or represented by proxy (regardless of whether the proxy has authority to vote on any matter), shall constitute a quorum for the transaction of business at all meetings of the stockholders.
Liquidation Rights
If we become subject to a liquidation, dissolution or winding-up, the assets legally available for distribution to our stockholders would be distributable ratably among the holders of our common stock and any participating preferred stock or blockchain common stock outstanding at that time, subject to prior satisfaction of all outstanding debt and liabilities and the preferential rights of and the payment of liquidation preferences, if any, on any outstanding shares of preferred stock or blockchain common stock.
Conversion
Each outstanding share of Class B common stock is convertible at any time at the option of the holder into one share of Class A common stock. In addition, each share of Class B common stock will convert automatically into one share of Class A common stock (i) upon any transfer by the holder, whether or not for value, which occurs after the closing of this offering, except for certain permitted transfers described in our articles of incorporation, including transfers to certain trusts, estate planning vehicles or similar entities over which Michael Cagney, our co-founder, holds dispositive power and voting control with respect to the shares of Class B common stock held thereby, certain Individual Retirement Accounts (as defined in Section 408(a) of the Code), and certain partnerships, corporations, and other entities over which Mr. Cagney holds dispositive power and voting control with respect to the shares of Class B common stock held thereby and (ii) upon the Final Conversion Date (the “Class B Automatic Conversion”). The Final Conversion Date is (a) the date fixed by our Board of Directors, which date will be no less than 61 days and no more than 180 days following the first date on which Mr. Cagney fails to satisfy the requirement that Mr. Cagney and Mr. Cagney’s permitted entities and transferees hold at least 5% of the issued and outstanding shares of common stock (excluding any shares of Class B common stock that remain subject to vesting requirements at such time) owned of record thereby on the date on which our second amended and restated articles of incorporation became effective (the “Minimum Class B Share Ownership Condition”); or (b) the date that is twenty-four months after the death or Disability (as defined in our articles of incorporation) of Mr. Cagney, provided, that such date may be extended but not for a total period of longer than twelve months, to a date approved by a majority of the independent directors then in office. Following such conversions, each share of Class A common stock will have one vote, and the rights of the holders of all outstanding common stock will be identical. Once converted into Class A common stock, the Class B common stock may not be reissued.
Preferred Stock
Our Board of Directors has the authority, subject to limitations prescribed by Nevada law, to issue shares of our authorized but unissued preferred stock in one or more series, and to fix the designations, powers, preferences, and rights, and the qualifications, limitations, or restrictions thereof, in each case without further vote or action by our stockholders. These powers, rights, preferences, and privileges could include dividend rights, dividend rate, conversion rights, voting rights, rights, and terms of redemption (including sinking fund provisions), redemption price(s) and liquidation preferences, and the number of shares constituting any series or the designation of such series, any or all of which may be greater than the rights of the common stock. The issuance of preferred stock could adversely affect the voting power of holders of common stock and the likelihood that such holders will receive dividend payments and payments upon liquidation. In addition, the issuance of preferred stock could have the effect

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Exhibit 4.5
of delaying, deferring, or preventing a change in our control or other corporate action. As of the closing of this offering, no shares of preferred stock will be outstanding.
Blockchain Common Stock
Our Board of Directors has the authority, subject to limitations prescribed by Nevada law, to issue shares of our authorized but unissued blockchain common stock in one or more series, and to fix the designations, powers, preferences, and rights, and the qualifications, limitations, or restrictions thereof, in each case without further vote or action by our stockholders. These powers, rights, preferences, and privileges could include dividend rights, dividend rate, conversion rights, voting rights, rights, and terms of redemption (including sinking fund provisions), redemption price(s) and liquidation preferences, and the number of shares constituting any series or the designation of such series, any or all of which may be greater than the rights of the common stock. Our Board of Directors may use the undesignated blockchain common stock to issue common stock, or rights or options thereto, in the form of blockchain-based shares or tokens. The issuance of blockchain common stock could adversely affect the voting power of holders of common stock and the likelihood that such holders will receive dividend payments and payments upon liquidation. In addition, the issuance of blockchain common stock could have the effect of delaying, deferring, or preventing a change in our control or other corporate action.
Holders of blockchain common stock generally have economic rights that are intended to be substantially comparable to those of holders of Class A common stock, including parity ranking with Class A common stock as to dividends and liquidation distributions and one vote per share voting together with common stock as a single class in most circumstances. However, blockchain stock differs from Class A common stock in several material respects. In particular, we may, at our election, effect dividends or other distributions to holders of blockchain stock through blockchain-based representations of dollar value delivered to holders’ wallets (for example, in payment stablecoins (such as USDC) or YLDS), whereas dividends, if any, on Class A common stock would be paid through traditional distribution channels. Further, holders of blockchain stock are afforded a separate class vote in certain circumstances, including with respect to amendments to the certificate of designation governing the terms of the blockchain stock and potentially certain amendments to our articles of incorporation that adversely affect blockchain stock.
Warrant
As of December 31, 2025, we had an outstanding warrant to purchase up to 456,909 shares of Class A common stock with an exercise price of $3.23 per share. This warrant contains time-based and performance-based vesting conditions. This warrant contains a net exercise provision under which its holder may, in lieu of payment of the exercise price in cash, surrender the warrant and receive a net amount of shares based on the fair market value of the underlying shares at the time of exercise of the warrant after deduction of a number of shares equal in value to the aggregate exercise price. This warrant will remain outstanding until its expiration two years from the end of the vesting period unless earlier exercised. If the fair market value of a share of common stock at the time the warrant is exercised or at the time of expiration of this warrant is greater than the exercise price of this warrant, any portion of the warrant not previously exercised will automatically be deemed exercised pursuant to the terms and at such price as described in this warrant.
Registration Rights
On August 29, 2025, in connection with the recombination of the FT Intermediate, Inc. and Figure Markets Holdings, Inc. businesses (the “Recombination”), we entered into the Investors’ Rights Agreement, pursuant to which certain holders of our redeemable convertible preferred stock and common stock, or certain of their transferees, are entitled to demand the registration of certain or all of our Class A common stock that such persons beneficially own or their convertible preferred stock is convertible into.
Anti-Takeover Effects of Certain Provisions of Nevada Law, Our Articles of Incorporation and Our Bylaws

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Exhibit 4.5
Certain provisions of Nevada law, our articles of incorporation, and our bylaws, which are summarized below, may have the effect of delaying, deferring, or discouraging another person from acquiring control of us. They are also designed, in part, to encourage persons seeking to acquire control of us to negotiate first with our Board of Directors. We believe that the benefits of increased protection of our potential ability to negotiate with an unfriendly or unsolicited acquirer outweigh the disadvantages of discouraging a proposal to acquire us because negotiation of these proposals could result in an improvement of their terms.
Nevada Law
Nevada’s “combinations with interested stockholders” statutes (NRS 78.411 through 78.444, inclusive) prohibit specified types of business “combinations” between certain Nevada corporations and any person deemed to be an “interested stockholder” for two years after such person first becomes an “interested stockholder” unless the corporation’s board of directors approves the combination (or the transaction by which such person becomes an “interested stockholder”) in advance, or unless the combination is approved by the board of directors and sixty percent of the corporation’s voting power not beneficially owned by the interested stockholder, its affiliates and associates. Further, in the absence of prior approval certain restrictions may apply even after such two-year period. However, these statutes do not apply to any combination of a corporation and an interested stockholder after the expiration of four years after the person first became an interested stockholder. For purposes of these statutes, an “interested stockholder” is any person who is (1) the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the outstanding voting shares of the corporation, or (2) an affiliate or associate of the corporation and at any time within the two previous years was the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the then-outstanding shares of the corporation. The definition of the term “combination” is sufficiently broad to cover most significant transactions between a corporation and an “interested stockholder.” Our articles of incorporation provide that these statutes do not apply to us.
Nevada’s “acquisition of controlling interest” statutes (NRS 78.378 through 78.3793, inclusive) contain provisions governing the acquisition of a controlling interest in certain Nevada corporations. These “control share” laws provide generally that any person that acquires a “controlling interest” in certain Nevada corporations may be denied voting rights, unless a majority of the disinterested stockholders of the corporation elects to restore such voting rights. These laws would apply to us if we were to have 200 or more stockholders of record (at least 100 of whom have addresses in Nevada appearing on our stock ledger) and do business in the State of Nevada directly or through an affiliated corporation, unless our articles of incorporation or bylaws in effect on the tenth day after the acquisition of a controlling interest provide otherwise. These laws provide that a person acquires a “controlling interest” whenever a person acquires shares of a subject corporation that, but for the application of these provisions of the NRS, would enable that person to exercise (1) one-fifth or more, but less than one-third, (2) one-third or more, but less than a majority or (3) a majority or more, of all of the voting power of the corporation in the election of directors. Once an acquirer crosses one of these thresholds, shares which it acquired in the transaction taking it over the threshold and within the 90 days immediately preceding the date when the acquiring person acquired or offered to acquire a controlling interest become “control shares” to which the voting restrictions described above apply. Our articles of incorporation provide that these statutes do not apply to us.
In addition, NRS 78.139 also provides that directors may resist a change or potential change in control of the corporation if the board of directors determines that the change or potential change is opposed to or not in the best interest of the corporation upon consideration of any relevant facts, circumstances, contingencies or constituencies pursuant to NRS 78.138(4).
These provisions, if applicable to us, may have the effect of delaying, deferring, or preventing changes in control of our Company.
Articles of Incorporation and Bylaws Provisions
Our articles of incorporation and bylaws include a number of provisions that could deter hostile takeovers or delay or prevent changes in control of our Board of Directors or management. Among other things, our articles of incorporation and bylaws:

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•provide for a dual-class common stock structure, with differing voting rights;
•permit our Board of Directors to issue shares of our preferred stock or blockchain common stock, with such powers, rights, preferences, and privileges as they may designate;
•provide that a majority of the members of the our Board of Directors shall constitute a quorum; provided that, for as long as Mr. Cagney beneficially owns more than 50% of the voting power of our capital stock, the chair of our Board of Directors must be present to constitute a quorum (unless such individual has recused themself from such board action);
•provide that stockholders representing a majority of the voting power of our capital stock, represented in person or by proxy (regardless of whether the proxy has authority to vote on any matter), are necessary to constitute a quorum for the transaction of business at any meeting;
•provide that the authorized number of directors may be changed only by resolution of the Board of Directors, provided that, for as long as Mr. Cagney beneficially owns more than 50% of the voting power of our capital stock, the authorized number of directors may also be changed by resolution of the Board of Directors or by holders of at least a majority of the voting power of our capital stock;
•provide that all vacancies and newly created directorships, except as otherwise required by law, our governing documents or resolution of our Board of Directors, and subject to the rights of holders of our preferred stock or blockchain common stock, may only be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum, provided that, for as long as Mr. Cagney beneficially owns more than 50% of the voting power of our capital stock, any vacancy may also be filled by holders of at least a majority of the voting power of our capital stock;
•provide that if, and for so long as, our Board of Directors is classified, and subject to the rights of holders of our preferred stock or blockchain common stock, a director may only be removed from the Board of Directors by the stockholders for cause;
•provide that, for as long as the holders of Class B common stock collectively own at least 10% of the issued and outstanding shares of common stock, the holders of Class B common stock shall have the right, but not the obligation, to nominate the majority of directors for election to our Board of Directors, and we shall include such nominees for election to our Board of Directors at all of our applicable annual or special meetings of stockholders (or consents in lieu of meetings) at which directors are to be elected (adjusted as appropriate to take into account our classified Board of Directors, if applicable);
•require that any action to be taken by our stockholders must be effected at a duly called annual or special meeting of stockholders and not be taken by written consent, provided that, for as long as Mr. Cagney beneficially owns more than 50% of the voting power of our capital stock, any action to be taken by our stockholders may also be taken by written consent;
•provide that stockholders seeking to present proposals before a meeting of stockholders or to nominate candidates for election as directors at a meeting of stockholders must provide notice in writing in a timely manner, and also meet specific requirements as to the form and content of a stockholder’s notice;
•not provide for cumulative voting rights, therefore allowing the holders of a plurality of the shares of common stock entitled to vote in any election of directors to elect all of the directors standing for election;
•provide that special meetings of our stockholders may be called only by the Board of Directors, the chairperson of the Board of Directors, our chief executive officer or president, provided that, for as long as Mr. Cagney beneficially owns more than 50% of the voting power of our capital stock, special meetings of our stockholders may also be called by holders of at least a majority of the voting power of our capital stock;
•provide that stockholders will be permitted to amend certain provisions of our articles of incorporation and our bylaws only upon the approval of at least two-thirds of the voting power of our then outstanding capital stock entitled to vote, voting together as a single class, provided that, for as long as Mr. Cagney beneficially owns more than 50% of the voting power of our capital stock, stockholders holding at least a majority of the voting power of our capital stock, voting together as a single class, will be permitted to amend our bylaws and approve amendments to certain provisions of our articles of incorporation;
•provide that if any bank holding company subject to the provisions of the Bank Holding Company Act of 1956, as amended (the “BHCA”), or any of its “Affiliates” (as defined in § 225.2(a) of Federal Reserve Board’s implementing Regulation Y thereunder (“Regulation Y”)) (each, a “Regulated Holder”) owns, controls or has power to vote our “Voting Securities” (as defined in§ 225.2(q)(1) of Regulation Y) that, but for the limitations on the voting rights of Regulated Holders provided herein, would constitute more than 4.99% of the voting rights of a “Class of Voting Shares” (as defined in§ 225.2(q)(3) of Regulation Y), then a Regulated Holder may only transfer such securities held by it (a) to us or one of our affiliates, (b) as part of a widespread public distribution, (c) as part of a bona fide transfer in which no single person acquires the right to purchase 2% of any our Voting Securities, or (d) to a party who would control more than 50% of our Voting Securities; and
•provide that to the extent that a Regulated Holder would be entitled to greater than 33.33% of our “Total Equity” (as defined in, and calculated pursuant to, § 225.34 of Regulation Y) upon the acquisition of control over our equity instruments (including, but not limited to, common stock, blockchain common stock and preferred stock) by such Regulated Holder, notwithstanding anything to the contrary, in lieu of such amount of our Total Equity in excess of 33.33%, the Regulated Holder shall receive from us a cash

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payment equal to the equivalent to the then current fair market value of such amount in excess of 33.33% of our Total Equity.
Exclusive Forum
Our articles of incorporation and bylaws provide that, to the fullest extent permitted by law, and unless we consent in writing to the selection of an alternative forum, the Eighth Judicial District Court of Clark County, Nevada, is the sole and exclusive forum for any actions, suits or proceedings, whether civil, administrative or investigative, including (i) any derivative action or proceeding brought on our behalf; (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, stockholders, officers or other employees to us or our stockholders; (iii) any action arising pursuant to any provision of NRS Chapters 78 or 92A or any provision of our articles of incorporation or bylaws; (iv) to interpret, apply, enforce or determine the validity of our articles of incorporation and bylaws; or (v) asserting a claim governed by the internal affairs doctrine; provided that the exclusive forum provisions will not apply to suits brought to enforce any liability or duty created by the Securities Act or the Exchange Act, or to any claim for which the federal courts have exclusive jurisdiction. Our articles of incorporation and bylaws further provide that, in the event that the Eighth Judicial District Court of Clark County, Nevada does not have jurisdiction over any such action, suit or proceeding, then any other state district court located in the State of Nevada will be the sole and exclusive forum therefor and in the event that no state district court in the State of Nevada has jurisdiction over any such action, suit or proceeding, then a federal court located within the State of Nevada will be the sole and exclusive forum therefor. Although we believe these provisions benefit us by providing increased consistency in the application of Nevada law in the types of lawsuits to which they apply, the provisions may have the effect of discouraging lawsuits against our directors and officers. Any person or entity purchasing or otherwise acquiring or holding or owning (or continuing to hold or own) any interest in any of our securities shall be deemed to have notice of and consented to the foregoing bylaw provisions. Our stockholders will not be deemed to have waived our compliance with the federal securities laws and the rules and regulations thereunder as a result of our exclusive forum provisions.
Transfer Agent and Registrar
The transfer agent and registrar for our Class A common stock and Class B common stock is Equiniti Trust Company, LLC, which is located at 48 Wall Street, 23rd Floor, New York, New York 10043. Transfer agent and registrar for our Series A Blockchain Common Stock is Figure Equity Solutions, Inc., which is located at 100 West Liberty Street, Suite 600, Reno, Nevada 89501.
Listing
Our Class A common stock is listed on the NASDAQ under the symbol “FIGR.” Our Class A common stock does not trade on our ATS.

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Exhibit 4.5

Description of Blockchain Stock
The following description is a summary of certain provisions of our Series A Blockchain Common Stock, par value $0.0001 per share, which we refer to as our “blockchain stock.” The following summary of the terms of the blockchain stock is not complete and is subject to, and qualified in its entirety by reference to, the provisions of the certificate of designation governing the terms of the blockchain stock (the “Certificate of Designation”) and our articles of incorporation.
General
Under our articles of incorporation, our Board of Directors is authorized to provide, out of the unissued shares of blockchain common stock, for one or more series of blockchain common stock and, with respect to each series, to fix, without stockholder approval, the designation of such series, the powers (including voting powers), preferences and other rights, and the qualifications, limitations, or restrictions thereof, of such series of blockchain common stock and the number of shares of such series.
The series of blockchain common stock is designated in the Certificate of Designation as our Series A Blockchain Common Stock, which we refer to as “blockchain stock.”
The blockchain stock and our Class A common stock issuable upon conversion thereof is validly issued, fully paid and nonassessable and free of preemptive rights. The holders of blockchain stock have no preferential rights to purchase or subscribe for any class of our stock, obligations, warrants or other securities, although the shares of blockchain stock are convertible into shares of Class A common stock at the option of the holder at any time.
Ranking
The blockchain stock, with respect to dividend rights and/or distribution rights upon liquidation, dissolution or winding-up, as applicable, rank on parity with (i) our Class A common stock and (ii) any series of blockchain common stock designated in the future that, by its terms, expressly provides that such series rank on parity with our Series A Blockchain Common Stock with respect to dividend rights or distribution rights, or upon liquidation, dissolution or winding-up, as applicable.
Trading and Transfers
The blockchain stock is not listed for trading on the NASDAQ or any other national securities exchange. However, the blockchain stock is eligible for trading on our ATS, which is operated by our subsidiary, Figure Securities. The availability of trading of the blockchain stock on our ATS does not guarantee that a trading market will develop or, the depth or liquidity of that market or the ability of holders to sell the blockchain stock easily.
Our ATS is the only trading venue on which shares of blockchain stock is currently traded. This is based on current market structure and availability, and not on legal or technical restrictions imposed by us that prohibit trading on other venues. Subject to applicable law and the rules and requirements of any such venue, third parties may in the future develop alternative trading mechanisms, including structures that reference, represent or are otherwise based on blockchain stock, and trading in blockchain stock (or instruments linked thereto) could occur on venues other than our ATS.
Holders may also transfer blockchain stock directly to other permitted holders in peer-to-peer transactions on the Provenance Blockchain, outside of our ATS. In a peer-to-peer transfer, the transferring holder initiates a transfer of blockchain stock from its wallet to the recipient’s wallet, and the transfer is recorded and settled on the Provenance Blockchain. Peer-to-peer transfers must be initiated by holders directly through their Provenance

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Blockchain wallets. Holders engaging in peer-to-peer transfers not involving transactions executed on our ATS are responsible for any applicable HASH fees required by the Provenance Blockchain to process the transfers.
Blockchain stock is transferable only to wallets on the Provenance Blockchain that have gone through a Know Your Customer and anti-money laundering onboarding process, consistent with applicable U.S. federal and state financial regulatory requirements, which we refer to as “permitted holders.” The blockchain stock may be held only on the Provenance Blockchain. We as well as third party technology providers offer wallet software that is compatible with the Provenance Blockchain. All Provenance Blockchain wallets offered by Figure are self-custodial wallets, and we do not offer custodial wallets. There is currently no permissible method under Nevada law by which blockchain stock can be freely transferred to record owners that are not permitted holders.
Dividend
Subject to preferences that may apply to any shares of preferred stock or other series of blockchain common stock, the holders of the blockchain stock are entitled to receive dividends and other distributions out of funds legally available if and to the extent our Board of Directors, in its discretion, determines to issue dividends and other distributions to holders of our Class A common stock.
In lieu of fiat currency, we may also determine to pay holders of the blockchain stock the dividends or other distributions they are entitled to in the form of a dollar-based digital asset on a blockchain network having substantially equivalent value. Such distributions can be effected through the Provenance Blockchain on a pro rata basis. In the case of cash dividends, we expect to deliver a blockchain-based representation of the applicable dividend amount (for example, in payment stablecoins (such as USDC) or YLDS), to the wallets of eligible holders of the blockchain stock. In the case of distributions in kind, including distributions of equity securities, we expect to deliver a blockchain-based representation of the distributed securities to the wallets of eligible holders of the blockchain stock.
Redemption and Sinking Fund
Blockchain stock are not redeemable, and are not subject to sinking fund or similar provisions. However, holders of blockchain stock may convert their shares into shares of our Class A common stock on a one-for-one basis.
At our option, we may also purchase or exchange blockchain stock from time to time in the open market, by tender or exchange offer or otherwise, without the consent of, or notice to, any of the holders.
Liquidation Rights
Blockchain stock are not entitled to any liquidation preference. If we become subject to a liquidation, dissolution or winding-up, the assets legally available for distribution to our stockholders would be distributable ratably among the holders of our blockchain stock, common stock and any participating preferred stock or other series of blockchain common stock outstanding at that time, subject to prior satisfaction of all outstanding debt and liabilities and the preferential rights of and the payment of liquidation preferences, if any, on any outstanding shares of preferred stock or other series of blockchain common stock.
Voting Rights
Holders of our blockchain stock are entitled to one vote per share held as of the applicable record date on all matters submitted to a vote of the holders of our blockchain stock, and are able to cast their vote or abstain from voting over the Provenance Blockchain using their self-custodial wallets or Compatible Wallets. The holders of our blockchain stock, Class A common stock and Class B common stock generally vote together as a single class on all matters submitted to a vote of our stockholders, unless otherwise required by Nevada law or our articles of incorporation. Nevada law requires holders of our blockchain stock to vote separately as a single class if we were to seek to amend the Certificate of Designation, and Nevada law could require a separate class vote of our blockchain

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Exhibit 4.5
stock if we were to seek to amend our articles of incorporation in a manner that alters or changes the powers, preferences, or special rights of the blockchain stock in a manner that affected the blockchain stock adversely but does not so affect the common stock.
Holders of fractional shares of blockchain stock are entitled to cast votes on a proportional basis, including fractional votes, consistent with the number of shares of blockchain stock held as of the applicable record date. The process for casting or abstaining from votes for holders of fractional shares is the same as for holders of whole shares, including through self-custodial wallets or Compatible Wallets.
Our stockholders do not have the ability to cumulate votes for the election of directors. As a result, the holders of a plurality of the voting power of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors have the ability to elect all of the directors standing for election. Except as otherwise provided by law, our governing documents or the rules of the stock exchange on which our securities are listed, at any meeting of the stockholders at which a quorum is present or represented, a proposed action by the stockholders on a matter other than the election of directors will be approved if the number of votes cast in favor of the action exceeds the number of votes cast in opposition to the action. The holders of a majority of the voting power of the capital stock issued and outstanding and entitled to vote as of the applicable record date, present in person or represented by proxy (regardless of whether the proxy has authority to vote on any matter), shall constitute a quorum for the transaction of business at all meetings of the stockholders.
Conversion
The blockchain stock may be converted into shares of our Class A common stock at any time at the election of the holder. Each whole share of blockchain stock may be converted into one whole share of our Class A common stock.
A holder can effect a conversion by providing us with a notice of conversion that specifies the number of shares of blockchain stock to be converted, the number of shares of blockchain stock owned prior to the conversion, the number of shares of blockchain stock to be owned after the conversion, and the date on which the conversion is to take place. The Class A common stock issuable upon the conversion of blockchain stock will be delivered to the converting holder through book-entry transfer through the facilities of the Depository Trust Company. The shares of Class A common stock issuable upon the conversion will be registered by book-entry on the books and records of Equiniti Trust Company, LLC.
The converting holder will be treated as the record holder of such shares as of 5:00 p.m., New York City time, on the date such conversion occurs. Prior to such time, the Class A common stock issuable upon conversion of the blockchain stock will not be deemed to be outstanding for any purpose and the holder of blockchain stock will have no rights, powers or preferences with respect to such Class A common stock, including voting powers, rights to respond to tender offers and rights to receive any dividends or other distributions on the Class A common stock, by virtue of holding the blockchain stock.
If a holder converts its blockchain stock into Class A common stock, we will pay any documentary, stamp or similar issue or transfer tax on the conversion, unless the tax is due because the holder requests such shares of Class A common stock to be issued in a name other than the holder’s name, in which case the holder will pay the tax.
Exchange
Shares of our Class A common stock are not convertible into shares of blockchain stock. However, to facilitate the trading and price parity of blockchain stock and Class A common stock, we have offered to all holders of our Class A common stock the option to exchange their whole shares of Class A common stock for an equal number of whole shares of blockchain stock in transactions that are exempt from registration pursuant to Section 3(a)(9) of the Securities Act (provided that a sufficient number of authorized but unissued shares of Blockchain Common Stock is available to effect such exchange). Similarly, we have offered to all holders of our

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blockchain stock the option to exchange their whole shares of blockchain stock for an equal number of whole shares of Class A common stock in transactions that are exempt from registration pursuant to Section 3(a)(9) of the Securities Act. We do not expect to charge a fee for either exchange.
Fractional Shares
As with other digital tokens on the Provenance blockchain, shares of blockchain stock may be divisible and represented with precision of up to nine decimal places and may be held in fractional quantities within wallets compatible with the Provenance Blockchain.
However, only whole shares of blockchain stock may be converted into whole shares of our Class A common stock, and no fractional shares of our Class A common stock will be issued to holders of the blockchain stock upon conversion.
Recapitalizations, Reclassifications and Changes in Our Class A Common Stock
In the event of:
•any consolidation or merger of us with or into another person;
•any sale, transfer, lease or conveyance to another person of all or substantially all of our property and assets;
•any reclassification of our Class A common stock into securities, including securities other than our Class A common stock; or
•any statutory exchange of our securities with another person (other than in connection with a merger or acquisition), in each case, as a result of which our Class A common stock would be converted into, or exchanged for, stock, other securities or other property or assets (including cash or any combination thereof) (each, a “Reorganization Event”), each share of blockchain stock outstanding immediately prior to such Reorganization Event shall, without the consent of the holders of the blockchain stock, become convertible into the kind of stock, other securities or other property or assets (including cash or any combination thereof) that such holder would have been entitled to receive if such holder had converted its blockchain stock into Class A common stock immediately prior to such Reorganization Event (such stock, other securities or other property or assets (including cash or any combination thereof), the “Exchange Property,” with each “Unit of Exchange Property” meaning the kind and amount of Exchange Property that a holder of one share of Class A common stock is entitled to receive).
If the transaction causes our Class A common stock to be converted into, or exchanged for, the right to receive more than a single type of consideration (determined based in part upon any form of stockholder election), the Exchange Property into which the blockchain stock will be convertible will be deemed to be the weighted average of the types and amounts of consideration actually received by the holders of our Class A common stock.
We will notify holders of the blockchain stock of the weighted average referred as soon as practicable after such determination is made.
The number of “Units of Exchange Property” we will deliver for each share of the blockchain stock converted following the effective date of such Reorganization Event will be determined as if references to our Class A common stock in the description of the conversion rate under “-Conversion” above were to Units of Exchange Property (without interest thereon and without any right to dividends or distributions thereon which have a record date prior to the date on which holders of the blockchain stock become holders of the underlying shares of our Class A common stock). The value of a Unit of Exchange Property will be determined in good faith by our Board of Directors or an authorized committee thereof (which determination will be final), except that if a Unit of Exchange Property includes common stock or American Depositary Receipts, or “ADRs,” that are traded on a U.S. national securities exchange, the value of such common stock or ADRs will be the average over the 20 consecutive Trading Day period immediately prior to the date of determination, as displayed on the applicable Bloomberg screen (as determined in good faith by our Board of Directors or an authorized committee thereof (which determination will be

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Exhibit 4.5
conclusive and final)); or, if such price is not available, the average market value per share of such common stock or ADRs over such period as determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained by us for this purpose. The provisions described above will apply to successive Reorganization Events.
We (or any successor to us) will, as soon as reasonably practicable (but in any event within 20 calendar days) after the occurrence of any Reorganization Event, provide written notice to the holders of the blockchain stock of such occurrence and of the kind and amount of cash, securities or other property that constitute the Exchange Property. Failure to deliver such notice will not affect the operation of the provisions described in this section.
It is possible that certain consolidations, mergers, combinations or other transactions could result in tax gains or losses to the holders either as a result of the transaction or the conversion thereafter. Holders are encouraged to consult with their own tax advisors regarding the tax consequences of the ownership, disposition and conversion of the blockchain stock.
Notices
We will send all notices or communications to holders of the blockchain stock pursuant to the Certificate of Designation in the same manner that notices or communications are sent to holders of our Class A common stock pursuant to our articles of incorporation, our bylaws, and the NRS.
Reservation of Shares
We will at all times reserve and keep available out of the authorized and unissued shares of Class A common stock, solely for issuance upon conversion of the blockchain stock, the maximum number of shares of our Class A common stock as shall be issuable from time to time upon the conversion of all the shares of the blockchain stock then outstanding.
Transfer Agent and Registrar
Figure Equity Solutions, Inc. is the transfer agent and registrar for the blockchain stock.
Recordkeeping
Figure Equity Solutions, Inc., the transfer agent and registrar for the blockchain stock, utilizes a combination of on-chain and off-chain records in connection with the blockchain stock. Personally identifiable information (“PII”) of holders is maintained off-chain, while wallet addresses, blockchain stock balances and records of trades and transfers are maintained on-chain on the Provenance Blockchain. Figure Equity Solutions, Inc. maintains the Master Security Holder File and Control Book, which link the off-chain PII with the corresponding on-chain records. In connection with peer-to-peer transfers and transactions executed on our ATS, Figure Equity Solutions, Inc. is responsible for maintaining and reconciling these records.
Beneficial Ownership Reporting Requirements
The blockchain stock and the Class A common stock are separate classes of securities, and the blockchain stock has a separate CUSIP number. However, because the blockchain stock is convertible into Class A common stock at any time at the option of the holder, any holder of blockchain stock will be deemed to be the beneficial owner of Class A common stock for purposes of U.S. federal securities laws.

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